Exhibit 99.B(e)(2)

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL ADVISERS, INC.

Fund Name

1	Victory Diversified Stock Fund
2	Victory Expedition Emerging Markets Small Cap Fund
3	Victory Floating Rate Fund
4	Victory Global Natural Resources Fund
5	Victory High Income Municipal Bond Fund
6	Victory High Yield Fund
7	Victory INCORE Fund for Income
8	Victory INCORE Investment Grade Convertible Fund
9	Victory INCORE Investment Quality Bond Fund
10	Victory INCORE Low Duration Bond Fund
11	Victory INCORE Total Return Bond Fund
12	Victory Integrity Discovery Fund
13	Victory Integrity Mid-Cap Value Fund
14	Victory Integrity Small/Mid-Cap Value Fund
15	Victory Integrity Small-Cap Value Fund
16	Victory Munder Mid-Cap Core Growth Fund
17	Victory Munder Multi-Cap Fund
18	Victory Munder Small Cap Growth Fund
19	Victory NewBridge Large Cap Growth Fund
20	Victory Sophus Emerging Markets Fund
21	Victory Sophus Emerging Markets Small Cap Fund
22	Victory RS Global Fund
23	Victory RS Growth Fund
24	Victory RS International Fund
25	Victory RS Investors Fund
26	Victory RS Large Cap Alpha Fund
27	Victory RS Mid Cap Growth Fund
28	Victory RS Partners Fund
29	Victory RS Science and Technology Fund
30	Victory RS Select Growth Fund
31	Victory RS Small Cap Equity Fund
32	Victory RS Small Cap Growth Fund
33	Victory RS Value Fund
34	Victory S&P 500 Index Fund
35	Victory Special Value Fund
36	Victory Strategic Allocation Fund
37	Victory Strategic Income Fund
38	Victory Sycamore Established Value Fund
39	Victory Sycamore Small Company Opportunity Fund
40	Victory Tax-Exempt Fund
41	Victory Trivalent Emerging Markets Small-Cap Fund
42	Victory Trivalent International Fund-Core Equity
43	Victory Trivalent International Small-Cap Fund

THE VICTORY PORTFOLIOS

	By:	/s/ Christopher K. Dyer
		Name:	Christopher K. Dyer
		Title:	President

VICTORY CAPITAL ADVISERS, INC.

	By:	/s/ Peter Scharich
		Name:	Peter Scharich
		Title:	President

As of December 5, 2017